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                                                                    EXHIBIT 23.6



ACCOUNTANT'S AWARENESS LETTER


Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549


We are aware that our report dated March 27, 2001 on our review of the interim financial statements of Return Assured, Inc. and Subsidiaries as of February 28, 2001 and for the three month and six month periods ended February 28, 2001 and included in this Form 10-Q for the quarter ended February 28, 2001 is incorporated by reference in the Company's Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 5, 2001